THE DAY OF 08 JAN 2009

BETWEEN

TS MATRIX PROPERTIES SDN BHD
(Company No.: 639889-U)
("The Vendor")

AND

TIRIOTECH (MALAYSIA) SDN. BHD.
(Company No.: 105390-V)
(The Purchaser")

SALE AND PURCHASE AGREEMENT

LEONG YENG KIT & Co.
Advocates & Solicitors

30-1, Jalan11/116B
Kuchai EntrepreneursPark
Off Jalan Kuchai Lama
58200 Kuala Lumpur
Malaysia

Tel: +603-79811180 +603-79811655
Fax: +603-79811343
Email: yengkit@yahoo.com

THIS SALE AND PURCHASE AGREEMENT is made the day of 0 8 JAN 2009.

BETWEEN

1.
TS MATRIX PROPERTIES SDN BHD (Company No.: 639889-U)a company registered in Malaysia with its registered and business address at Lot 24, Jalan Usaha 8, Air Keroh Industrial Estate,75450 Melaka (hereinafter referred to as lithe Vendor") of the one part;

AND

2.
TRIO-TECH(MALAYSIA) SDN. BHD.(Company No.: 105390-V) a company registered in Malaysia with its registered office and business office at Plot 1A, Phase 1, Bayan Lepas, Free Trade Zone Pulau Pinang, 11900 Pulau Pinang (hereinafter referred to as "the Purchaser") of the other part;

WHEREAS:-

A.
The Vendor is the registered and beneficial owner of all that property held under Pajakan Mukim No. Hakmili~; 33, Lot No. 52540, Tempat Sg. Way / Subang, Mukim of Damansara, District of Petaling and in the State of Selangor Darul Ehsan measuring approximately 3671 square metres (hereinafter referred to as "Lot 52540")and H.S.(D) 108103, PT 6, Banda of Petaling Jaya, District of Petaling and in the State of Selangor Darul Ehsan measuring approximately 3641 square metres (hereinafter referred to as "PT 6") both bearing postal address as Lot 11A,Jalan SS 8/2, Sg. Way Industrial Zone, 47300 Petaling Jaya, Selangor Darul Ehsan (hereinafter referred to as "the Property").

B.	The Property is presently free from Encumbrances (as defined herein).

C.
The Property is subjected to a restriction in interest in that the same cannot be sale, leased, charged or transformed save with the consent from the State Authority (hereinafter referred to as "State's Consent").

D.	Both the Vendor and the Purchaser are non-resident controlled companies.

E.	The Vendor has obtained the unconditional approval of the FIC (as defined herein) for the purchase of the Property.

F.	A copy of the Certificate of Fitness has been forwarded to the relevant local authority to enable them to certificate, the same as a true copy as the Vendor is unable to locate the original copy.

G.
The Purchaser has applied for and obtained a manufacturing licencse issued by the Malaysia Industrial Development Authority("MIDA")of the Ministry of International Trade ("MIDA") and as such is not required to seek FIC's approval as stated in Section 9.8 of the Guidelines on the Acquisition of Properties by Local and Foreign Interests issued by the FIC.

H.	The Vendor has agreed to sell and the Purchaser has agreed to purchase all the Property free from encumbrances at the price and upon the terms and conditions hereinafter appearing.

I.
The Vendor is represented by Messrs Leong Yeng Kit & Co., Advocates & Solicitors of 30-1 , Jalan 11/1168, Kuchai Entrepreneurs Park, Off Jalan Kuchai Lama, 58200 Kuala Lumpur (hereinafter referred to as "the Vendor's Solicitors") whilst the Purchaser is represented by Messrs. Wong Lu Peen &Tunku Alina, Advocates & Solicitors of No. 21-6, Block B, The Boulevard, Mid Valley City, Lingkaran Syed Putra, 59200 Kuala Lumpur (hereinafter referred to as ''the Purchaser's Solicitors").

NOW THIS AGREEMENT WITNESSETH as follows:-

1.	DEFINITIONS AND IINTERPRETATIONS

1.1	Definitions

In this Agreement, where the context so admits, the following expressions shall have and bear the respective meanings assigned to them hereunder:-

"Assets" means whatever is in the Property on an as is where is basis;

"Balance Purchase Price" means the sum of Ringgit Malaysia Eleven Million Two Hundred Five Thousand (RM11,205,000-00) only;

"Buildings" means the single storey detached factory block with an annexed double storey factory block and a three storey factory cum office block constructed on the SaidLandand includes any extensions and additions subsequently made thereto together with all foundation, basement and other works carried thereon, roads, gardens, pavements, carparks, and oil installations and facilities found on the Property;

"Certificate of Fitness" means a certified true copy of the certificate of fitness of occupation for the Buildings as  issued by the relevant authority;

"Completion Date" means the final date for payment in full of the Balance Purchase Price which shall include any extension of time as may be provided under this Agreement or otherwise granted by the Vendor in writing;

"Consent Letters" means the original and duly certified copy by the Land Registry of letter issued by the State  Authority granting the State's Consent referred to in Clause 7.1.4 hereof;

"Deposit" means the sum of Ringgit Malaysia One Million Two Hundred Forty Five Thousand (RM1,245,000-00) only;

"Encumbrances" means any mortgage, pledge, lien, charge (whether fixed or floating) or assignment but shall not include any caveat lodged by the Purchaser or any person claiming under the Purchaser;

"FIC" means the Foreign Investment Committee of the Prime Minister's Department;

"Financier" means the bank or financial institution who has agreed to grant a Loan to the Purchaser to part finance the purchase of the Property;

"Loan" means the loan granted by the Financier to the Purchaser to part finance the purchase of the Property;

"Lot 52540" means the land held under Pajakan Mukim No. Hakmilik 33, Lot No. 52540, Tempat Sg. Way / Subang, Mukim of Damansara, District of Petaling and in the State of Selangor Darul Ehsan measuring approximately 3671 square metres;

"Memoranda of Transfer" means a valid, executed and registrable (save for stamp duty payable by the Purchaser thereon) memoranda of transfer in the form as prescribed by the Land Code in respect of each Lot 52540 and another in respect of PT 6 together with the corresponding stamping proforma, duly executed by the Vendor in favour of the Purchaser; and for the purposes of adjudication of stamp duty the purchase price of the Property shall be allocated as follows: Lot 52540 PT6 RM6,250,000.00 only; RM6,200,000.00 only;

"MITI" means the Ministry of International Trade of the government of Malaysia;

"MIDA" means the Malaysia Industrial Development Authority of MITI;

"MIDA's Acknowledgement" means the acceptance and acknowledgement of MIDA of the Purchaser's acquisition of the Property;

"month" means the period ending on the same date as it commences on the previous month but if there is no corresponding date in the following month then the period shall expire on the last day of that month;

"Property" means all that property held under both Lot No. 52540 and PT 6, both bearing postal address Lot 11A, Jalan SS 8/2, Sg. Way Industrial Zone, 47300 Petaling Jaya, Selangor Darul Ehsan;

"PT 6" means the lands held under H.S. (D) 108103, PT 6, Sandar of Petaling Jaya, District of Petaling and in the
State of Selangor Darul Ehsan measuring approximately 3641 square metres;

"Purchase Price" means the sum of Ringgit Malaysia Twelve Million Four Hundred Fifty Thousand (RM12,450,000-00) only; means TRIO-TECH(MALAYSIA) SDN. BHD. (Company No.: 105390-V) a company registered in Malaysia with its registered and business office at Plot 1A, Phase 1,Sayan Lepas, Free Trade Zone Pulau Pinang, 11900 Pulau Pinang and shall include their representatives and successors-in-title;

"Purchaser" means TRIO-TECH(MALAYSIA) SDN. BHD. (Company No.: 105390-V) a company registered in  Malaysia with its registered and business office at Plot 1A, Phase 1,Sayan Lepas, Free Trade Zone Pulau Pinang, 11900 Pulau Pinang and shall include their representatives and successors-in-title;

"Purchaser's Solicitors" means Messrs Wong Lu Peen & Tunku Alina, Advocates & Solicitors of No. 21-6, Block B, The Boulevard, Mid Valley City, Lingkaran Syed Putra, 59200 Kuala Lumpur;

"Ringgit Malaysia II~M" means the legal currency of Malaysia;

"Tenancy Refund" means the refund of all deposits for the rental utilities and apportioned rental made up of the following:-

(a) three months rental deposit of RM87,003.00;
(b) water deposit of RM2,700.00;
(c) utilities deposit of RM136,000.00
(d) any overpaid rental apportioned on a daily basis with effect from the Completion Date;

"Title(s)" means the original issue document of title of either Lot 52540 or PT 6 including any titles issued in substitution thereof;

"Vendor" means TS MATRIX PROPERTIESSDN BHD(Company No.: 639889-U) a company registered and business address at Lot 24, Jalan Usaha 8, Air Keroh Industrial Estate, 75450 Melaka and shall include. Their representatives and successors-in-title;

"Vendor's Solicitors," means Messrs Leong Yeng Kit & Co., Advocates & Solicitors of 30-1, Jalan 11/116B, Kuchai Entrepreneurs Park, Off Jalan Kuchai Lama, 58200 Kuala Lumpur.

1..2 INTERPRETATIONS

1.2.1 Words importing the masculine gender shall be deemed to include the feminine and neuter genders and words importing the singular number shall include the plural and vice versa.

1.2.2 Words applicable to 1atural persons shall include any body of persons corporate or unincorporate.

1.2.3 Any reference to statutes and rules made thereunder shall, except where the context otherwise requires be construed as references to those provisions as respectively amended or re-enacted from time to time.

1.2.4 The headings herein are inserted for convenience only and shall not form part of this Agreement.

2. AGREEMENT FOR SALE

2.1  In consideration of the deposit sum of Ringgit Malaysia One Million Two Hundred Forty Five Thousand  RM1,:245,000-00)only (herein after referred to as ''the Deposit') now paid by the Purchaser to the Vendor as the deposit and towards account of the Purchase Price (the receipt of which the Vendor hereby expressly acknowledges), the Vendor hereby agree to sell and the Purchaser hereby agrees to purchase the Property free from all encumbrances but 5ubjectto all conditions of title whether express or implied, and the category of land use contained in the issue document of title to the Property at the purchase price of F:inggit Malaysia Twelve Million Four Hundred Fifty Thousand (RM12,450,000-00) only (hereinafter referred to as "the Purchase Price") subject to the terms and conditions hereinafter contained.

3. PAYMENT OF BALANCE PURCHASE PRICE

3.1 Subject to Clause 3 herein below, the balance purchase price of the sum of Ringgit Malaysia Eleven Million Two Hundred Five Thousand (RM11,205,000-00) only (hereinafter referred 10as "the Balance Purchase Price") shall be paid by the Purchaser to the Vendor's Solicitors as stakeholders within three (3) months from the date of this Agreement or within three (3) months from the date of the fulfillment of the last of the conditions precedent stated in Clause 7.1, whichever shall be the later (hereinafter referred to as the Completion Period") failing which, the Vendor shall grant to the Purchaser an extension of thirty (30) days within which to pay the same or such outstanding part thereof (hereinafter referred to as "the Extended Completion Period") Provided that the Purchaser shall pay interest on the Balance Purchase Price or such outstanding part them of at the rate of ten per centum (10%) per annum on a daily basis from the commencement of the extended period aforesaid until full settlement.  The final date for payment in full of the Purchase Price shall hereinafter be referred to as "the Completion Date"  which expression shall include any extension granted pursuant to this Agreement or otherwi5egranted by the Vendor in writing. If the Completion Date falls on a Sunday or a public holiday completion shall take place on such other day as may be agreed by the parties or in default of such agreement on the day other than a Sunday or public holiday next following the Completion Date.

3.2 Notwithstanding Clause 3.1 the parties hereto hereby agrees that the following delay shall be excluded in the computation of the Completion Period or the Extended Completion Period as the case may be:-

3.2.1 the number of days exceeding fourteen (14) days taken by the Vendor from the date of request from the Purchaser's Financiers Solicitors in delivering to the Purchaser's Financiers or its solicitors the Vendor's undertaking and the redemption statement and letter of undertaking from the chargee (if any);

3.2.2 the number of days exceeding fourteen (14) days taken by any chargee (if any) to release the re evant issue document of title, duplicate charge and discharge of charge (or any discharge documents where applicable), from the date of receipt of the Redemption Sum;

3.2.3 the number of days exceeding fourteen (14) days taken by the Vendor to provide the undertaking referred to in Clause 8.3 hereof.

3.3 All payments to the Vendor's Solicitor shall be deemed to be payment received by the Vendor.

4. DELIVERY OF DOCUMENTS

4.1 The Vendor shall simultaneously with the execution of this Agreement deliver to the Purchaser's Solicitor as stakeholders the following:

4.1.1 copies of the quit rent and assessment receipts for such payments made in respect of the Property for the current year provided always that the Vendor will deposit the latest January-July2009assessment receipt upon payment thereof;

4.1.2 the Vendor's certificate of incorporation and memorandum and articles of association;

4.1.3 the Vendor's latest forms 24 and form 49;

4.1.4 the Vendor's board of directors' and shareholders resolution approving the disposal of the Sale Property and authorising the execution, delivery and performance of this Agreement and the affixation of the common seal of the Vendor (in accordance with the Vendor's memorandum and articles of association) on the MOT and all other relevant documents in respect of the sale and transfer of the Property to the Purchaser; and

4.1.5 such other documents as are necessary to facilitate the registration of the Memoranda of Transfer in favour of the Purchaser free from encumbrances.

4.2 The Vendor shall simultaneously with the execution of this Agreement deliver to the Vendor's Solicitors as stakeholders the issue documents of title to the Property to be dealt with in accordance with Clause 8.2 or Clause 13 below.

5. EXECUTION OF ME.MORANDAOF TRANSFER

5.1 Immediately upon the execution of this Agreement, the Vendor shall execute the Memoranda of Transfer of the Property in favour of the Purchaser free from all Encumbrances but subject to the conditions express or implied in the document tf title in favour of the Purchaser.

5.2 The Purchaser's Solicitors are hereby authorized to deal with the Memoranda of Transfer in the following manner:-

5.2.1 upon receipt thereof to present the Memoranda of Transfer to the stamp office for adjudication purposes only; and

5.2.2 thereafter to present the Memoranda of Transfer for each Lot 52540 and PT6 at the different land registries for registration upon the full settlement of the Balance Purchase Price and all interest accrued thereon (if any) unless the provisions of Clause 6 and 8 shall apply; or

5.2.3 if the provisions in Clause 6 and 8 applies and provided that the difference between the Balance Purchase Price and the Loan, if any, has been paid to the Vendor's Solicitors as stakeholders, the Purchaser's Solicitors are authorised to forward the duly adjudicated and stamped Memoranda of Transfer to the Purchaser's Financiers or its solicitors to present the same together with the Discharge Documents(if any).

5.3 The parties hereto sl1all take all steps and execute and/or cause to be executed all documents as may  necessary to enable the Memoranda of Transfer to be adjudicated by the relevant authority for the purposes of determining the proper stamp duty payable on the conveyance 01the Property.

6. REDEMPTION AND REMOVAL OF ENCUMBRANCES

6.1 Subject to Clause 6; herein below, the Vendor shall at the Vendor's own cost and expense cause all encumbrances against the Property (if any) to be removed on or before the Completion Date.

6.2 The Purchaser's Solicitors and/or the Financier shall from out of the Balance Purchase Price or the Loan as the case may be, pay to any encumbrancer (hereinafter referred to as "the Chargee") , a sum sufficient for redeeming the Property(hereinafter referred to as "the Redemption Sum") to the Chargee to redeem the Property and to procure the discharge of charge!, duplicate charge, document of title and all other documents ancillary thereto (herein after referred to as "the Discharge Documents"). The Redemption Sum paid and advances to the Chargee shall be deemed to have been advanced to the Vendor to the account of the Purchase Price and any receipt or acknowledgement issued by the Chargee shall be a sufficient discharge to the Purchaser.

6.3 In the event the Redemption Sum exceeds the Balance Purchase Price, the Vendor shall upon a request from the Purchaser's Solicitors or the solicitors for the financier as the case may be, pay the deficient amount to the Chargee within seven (7) days from the date thereof.

6.4 The Vendor hereby agrees and covenants that the Vendor shall within fourteen (14) days from the date of a request by the Purchaser's Solicitors or the solicitors for the financier, as the case may be, cause to be obtained and forwarded to the Purchaser's Solicitors or the solicitors for the financier, as the case may be a redemption statement cum undertaking from the Chargee favouring, in the event the Purchaser shall have obtained a loan, the Financier or otherwise the Purchaser, to forward to the Purchaser's Solicitors or the solicitors for tt' e financier, as the case may be, the Discharge Documents upon receipt of the Redemption Sum and a further undertaking to refund the Redemption Sum in the event the discharge of charge cannot be registered for any reason whatsoever.

7. CONDITIONAL AGREEMENT

7.1 It is hereby expressly agreed between the parties hereto that this Agreement and the sale and purchase hereunder is subject to and conditional upon the following conditions ("Conditions Precedents"):-

7.1.1 the procurement by the Vendor, at the Vendor's own cost and expense, of a certified true copy of the certificate of Fitness by the relevant local authority;

7.1.2 the Vendor informing the FIC in writing of the disposal of the Property in favour of the Purchaser (if applicable);

7.1.3 the procurement  of MIDA's Acknowledgment~ and

7.1.4 the procurement by the Vendor, at the Vendor's own cost and expense, of the State's Consent.

7.2 The Purchaser hereby agrees and covenants to notify MIDA of the Purchaser's acquisition and to obtain MIDA's Acknowledgment as soon as possible within fourteen (14) days from the date hereof or from the date of receipt of the Vendor's information and documents referred to Clause 7.3 whichever shall be the later.

7.3 The Vendor hereby agrees and covenants to supply to the Purchaser, upon written request by the Purchaser, all information and documents that may be reasonably required in relation to 'the procurement of MIDA's  acknowledgment.

7.4 The Vendor hereby agrees and covenants within fourteen (14)days from the date of this Agreement or within fourteen (14) days from the date of receipt of the Purchaser's information and documents whichever shall be later:-

7.4.1 to obtain a certified true copy of the Certificate of Fitness from the relevant local authority

7.4.2 inform FIC in writing of the disposal of the Property in favour of the Purchaser;

7.4.3 submit the application for the State Consent and shall deliver a certified copy of the Consent letters to the Purchaser's Solicitors within three(3) business days of the receipt 0'1the same.

Provided always the Purchaser hereby agrees and covenants to supply to the Vendor, upon written request by the Vendor, all information and documents that may be reasonably required In relation to the applications for the State's Consent.

7.5 In the event the Purchaser is unable to obtain MIDA's acknowledgment within three (3) months from the date of this Agreement or such other extended period as may be granted by the Vender, or the Vendor is unable to obtain the State's Consent within six (6) months from the date of this Agreement with an automatic extension of three (3) months or such other extended period as may be granted by the Purchaser or in the event the Vendor is unable to obtain a certified true copy of the Certificate of Fitness for the Property within seven (7) days of receipt of MIDA's acknowledgment and the State Authority's Co1sent (provided always that the Purchaser shall in its sole and absolute discretion be entitled to waive the requirement of a Certificate of Fitness to the extent permitted by  law) then either party shall be at liberty to terminate this Agreement by notice in writing to the Vendor whereupon the Vendor shall within seven (7) days of the said notice of termination refund all monies (if any) paid by the Purchaser pursuant to the terms of this Agreement free of interest and thereafter this Agreement shall be terminated and be 01no further force and effect (save for the parties' rights and remedies in respect of any antecedent breaches of this Agreement).

8. PURCHASER'S LOAN

8.1 If the Purchaser is applying for the Loan, the Purchaser's Solicitors are hereby authorised by the parties hereto to release the Memoranda of Transfer and all other relevant documents to the solicitors for the financier for the  purposes of securing the release of the Loan PROVIDED ALWAYS that if the Loan is insufficient to cover the Balance Purchase Price, the Purchaser shall have paid the difference thereof (hereinafter referenced to as lithe Differential Sum") to the Vendor's Solicitors as stakeholders AND the Vendor's Solicitors shall have received a letter of undertaking from the Financier to release the Loan to the Vendor upon presentation of the Memoranda of Transfer in favour of the Purchaser and the Charge in its favour.

8.2 Upon receipt by the Vendor's Solicitors of the Differential Sum and the letter of undertaking from the Financier to release the Loan Sum to the Vendor upon presentation of the Memoranda 01'Transfer in favour of the Purchaser and the Charge in its favour, the Vendor's Solicitors are hereby authorized by the parties hereto to release the Title(s), Consent Letters (if rot already given), quit rent and latest assessment receipts and all other relevant documents to the solicitors for the financier for the purposes of securing the release of the Loan.

8.3 If so required by the Financier, the Vendor will within fourteen (14) days from the request of the solicitors for the financier or the Purchaser's Solicitors as the case may be, cause to be forwarded to the solicitors for the financier or the Purchaser's Solicitors, a letter of undertaking in favour of the Financier to refund the Loan in the event that anyone of the Memoranda of Transfer cannot be registered thereby resulting in the non-registration of the Financier's charge.

9. PARTIES' DEFAULT

9.1 Provided that the Conditions Precedent shall have been satisfied and or fulfilled, if the Vendor has fulfilled all the Vendor's obligations under this Agreement and if the Purchaser fails to pay the Balance Purchase Price together with interest, if any, in accordance with the terms of this Agreement, the Deposit paid shall be absolutely forfeited to the Vendor and all payments made in excess of the Deposit shall be refunded or cause to be refunded to the purchaser free of interest within seven (7) days from the date of such forfeiture in exchange for the return of the Memoranda of Transfer, provided that the Memoranda of Transfer is not required by the Purchaser for the purpose of cancellation of stamp duty already paid, in which event the Purchaser will return, the Titles and all other documents forwarded to the Purchaser or the Purchaser's Solicitors and the withdrawal (of the private caveat(s) lodged by the Purchaser and the Financier failing which the Vendor shall pay the Purchaser interest at the rate of ten per centum (10%) per annum 01'1a daily basis on the amount outstanding until actual payment. Where vacant poss'3ssion has been delivered the Purchaser shall restore vacant possession to the Vondor for the portions of the Building where the Purchaser is not currently tenanting from the Vendor. Thereafter this Agreement shall be terminated and neither party shall have any further claims against the other and the Vendor shall be entitled to resell the Property without notice to the Purchaser in such manner as the Vendor shall deem fit without having to account to the Purchaser for any profit made on such resale.

9.2 Provided that the Conditions Precedent shall have been satisfied and or fulfilled, if the Purchaser is able and willing to fulfill the Purchaser's obligations under this Agreement and if the Vendor shall fail to complete the sale of the Property, the Purchaser shall be entitled at its option either to take such action to enforce this Agreement by specific performance or to terminate this Agreement by giving a notice in writing to the Vendor and to request the Vendor to refund within seven (7) days all monies paid by the Purchaser under the provisions of this Agreement free of interest and costs together with liquidated damages of ten percent (10%) of the Purchase Price, in exchange for the return of the Memoranda of Transfer, provided that the Memoranda of Transfer is not required by the Purchaser for the purpose of cancellation of stamp duty already paid, in which event the Purchaser will return, the Titles with the interest of the Vendor intact and all other documents "forwarded to the Purchaser or the Purchaser's Solicitors and the withdrawal of the private caveat(s) lodged by the Purchaser and the Financier and thereafter this Agreement shall be treated as terminated without prejudice to the Purchaser's rights to claim for losses, damages, expenses and costs incurred or suffered by the Purchaser as a result of such termination.

10. RELEASE OF THE EIALANCE PURCHASE PRICE

10.1 Subject to Clauses 11 and 12, the Balance Purchase Price less the Tenancy Refund to be made to the Purchaser and all lawful deductions or payments, shall be released or paid by the Vendor's Solicitors to the Vendor (provided the Tenancy Refund shall have been made) upon the expiry of fourteen (14) days from the presentation of later of the Memoranda of Transfer for Lot 52540 and PT6 and the relevant documents for registration and after the delivery of vacant possession of the Property to the Purchaser.

11. INSPECTION AND C'ONDITION

11.1 The Purchaser hereby confirms and declares that the Purchaser has inspected the Property and is satisfied with the condition state nature and character of the same and the Vendor hereby covenants with the Purchaser that the Property shall be in and of the same condition state nature and character (fair wear and tear excepted) at the date of delivery of vacant possession as it is at the date of this Agreement.

12. OUTGOINGS

12.1 The Vendor hereby warrants that all quit rent assessments and other outgoing including telephone, water and electricity bills (if any) with respect to the Property has been or shall be paid and discharged by the Vendor up to and including the date of release of the Balance Purchase Price or the remainder thereof to the Vendor. Such quit rent assessments and outgoing shall be apportioned on the date of delivery of vacant possession and all moneys due from one party to the other shall be paid on the date of payment of the Balance Purchase Price.

13. VACANT POSSESS ION

13.1 Simultaneously with tile receipt by the Vendor's Solicitors of the Balance Purchase Price and late payment interest, if any, in accordance with the provisions of this Agreement, the Vendor shall deliver or caused to be delivered to the Purchaser's Solicitors

13.1.1 the Titles and Consent Letters (if not already given) free from all Encumbrances whatsoever (where the Purchaser has not taken the Loan) together with the original quit rent and latest assessment receipts; and

13.1.2 vacant possession of those parts of the Buildings not included in the Tenancy and the Tenancy shall de deemed to have been terminated.

14. GOVERNMENT ACQUISITION

14.1 The Vendor hereby warrants and represents to the Purchaser that as at the date hereof the Vendor has no knowledge of any intended acquisition of the Property or any part thereof nor has any mason to believe that the Property or any part thereof is subject to acquisition by any go vernmental statutory urban or municipal authority or that any advertisement in the Government Gazette of such intention has been published to either Section 4 or Section 13of the Land Acquisition Act, 1960.

14.2 Notwithstanding the "warranty or representation of the Vendor above, if the Property or any part thereof is subject to intended acquisition whether by notification or by publication in the gazette or where the prior to or after the date of this Agreement but before the Completion Date, the Vendor shall immediately give notice to the Purchaser of such notification or publication, whereupon the Purchaser shall be entitled by notice to elect either to terminate this) Agreement or to complete the purchase of the Property.

14.3 In the event the Purchaser elects to terminate the sale and purchase herein, the Vendor shall forthwith refund to the Purchaser all monies paid by the Purchaser free of interest upon receipt of the Purchaser's notice and thereafter this Agreement shall be at an end and be of no further force and effect.

14.4 In the event the Purchaser elects to complete the purchase of the Property the Purchaser shall, subject to the Purchaser's performance Qf all the Purchaser's obligations herein the Agreement contained, be entitled to all compensation payable. The Vendor shall notify the relevant authority of the Purchaser's interest in the Property and the terms of this Agreement and shall do all acts and things as the Purchaser may reasonably require at the cost of the Purchaser for the purpose of obtaining the best compensation.

15. PRIVATE CAVEAT

15.1 The Purchaser and the Financier shall be entitled at their own cost and expense to lodge with the Land Regis! )'/Office a private caveat in respect of the Property Provided always that in the event of this Agreement being lawfully terminated pursuant to the terms hereof, the Purchaser shall forthwith cause such caveat(s) to be removed at the Purchaser's own cost and expense.

16. NON-REGISTRATION OF MEMORANDAOF TRANSFER

16.1 If any of the Memoranda of Transfer for either for Lot 52540 or PT6 cannot be registered, (save for reasons attributable to the parties hereto in which event clause 9 shall apply mutatis muntandis), this Agreement is deemed to have been terminated and upon such termination the Vendor shall in exchange for the return of the Memoranda of
Transfer, provided that the Memoranda of Transfer is not required by the Purchaser for the purpose of cancellation of stamp duty already paid in which event the Purchaser will return, the Titles (v:ith the interest of the Vendor intact in respect of the Title which cannot be transferred) and all other documents forwarded to the Purchaser or the Purchaser's Solicitors and the withdrawal of the private caveat(s) lodged by the Purchaser and the Financier, refund or cause to be refunded to the Purchaser all monies paid free of interest and provided further that where one of Lot 52540 and PT6 shall be registered but not the other the Purchaser will re-transfer the registered for Lot 52540 or PT6 (whichever shall be applicable) to the Vendor at the Vendor's cost and expense. PROVIDED ALWAYS that the non-registration of the Memoranda of Transfer is caused by the Purchaser, the Purchaser shall re-transfer the registered for Lot 52540 or PT6 (whichever shall be :lpplicable) to the Vendor at the Purchaser's cost and expense.

17. VENDOR'S REPRESENTATIONS

17.1 The Vendor hereby covenants undertakes warrants and represents to and with the Purchaser (and it is 11erebyacknowledged that the Purchaser has agreed to enter into this Agreement on the basis of and in full reliance upon the following covenants undertakings warranties and representations):-

17.1.1 that the Vendor is the registered and beneficial owner of the Property and have full power and authority to sell the same;

17.1.2 that tile Property is free from all Encumbrances save for those made know herein and no impediment exists which would impede affect or obstruct the registration of the Memoranda of Transfer from the Vendor to the Purchaser;

17.1.3 that all express and implied conditions of title affecting the Property have been Fully complied with;

17.1.4 that there is no pending legal proceedings and/or claims against the Vendor which may affect in any way the Vendor's title to or the Vendor's rights to dispose the Property;

17.1.5 that the Vendor is not a wound up company nor is aware of any winding up petition instituted against, or resolutions passed for the winding up of, the Vendor;

17.1.6 that the Vendor has the absolute and unfettered right to enter into this Agrel3ment and to transfer the Property to the Purchaser upon the terms of thi:3Agreement, and it has not contravened and will not contravene any laws :Malaysia or its Memoranda and Articles of Association by entering into and performing this Agreement;

17.1.7 that the Vendor has not entered into any management agreement with a third party in respect of the management of the Property;

17.1.8 that the statements set out in the recitals to this Agreement are true and accurate in all respects;

17.1.9 that the Vendor is selling the Property to the Purchaser on an as is where is ba:;is;

17.1.10 save as has been disclosed, the Vendor is not engaged in any litigation, arbitration or regulatory proceedings or prosecution for any criminal offenses, whether pending or threatened, which relate to the Property and Assets;.

17.1.11 all quit rents, rates, assessments and other lawful outgoings due to the relevant authorities in respect of the Property as at the date of this Agreement have been fully paid and up to and including the date of payment of the full Purchase Price shall be fully paid by the Vendor and the V'3ndor shall not at any time hereafter up to and including the date of payment of the full Purchase Price do or suffer to be done or commit any act, matter or thing in or in respect of the Property which may render the Property or any part thereof liable to forfeiture or attachment or which shall Contravene the provisions of any  existing legislation up to the date of payment of the full Purchase Price;

17.1.12 the Vendor has insured and will continue to insure the Property and Assets sup to the date of completion and not thereafter; and

17.1.13 there are no outstanding notices which would adversely affect the Vendor's interest in the Property or Assets or any part thereof that have been served upon the Vendor in respect of the Property and Assets and that a I fines penalties levies and impositions of any nature whatsoever in respect of the Property and Assets have been fully paid and settled.

17.2 The Vendor hereby E:.xpresslyagrees and acknowledges that the Purchaser is entering into this Agreement and agreeing to purchase the Property in reliance upon the covenants, undertakings, representations, declaration set forth and herein contained and the Purchaser may treat the same as conditions of this Agreement and that none of the said covenants, undertakings, declarations, representations shall be deemed in any way modified or discharged  by the completion of this sale and purchase transaction.

17.3 The parties hereto further hereby agree that the truth and correctness on all matters stated in the covenants, undertakings, representations, declarations hereinabove contained are accurate this Agreement and shall form the basis of the Vendor's and the Purchaser's agreement to the sale and purchase of the Property.

17.4 Each representation and warranty shall survive the execution of this Agreement and shall be deemed to have b'3en reiterated as at the date of payment of the full Purchase Price.

18. RESCISSION

18.1 If the warranties covenants undertakings or representations made by the Vendor in Clause 17 or any of them are or is incorrect in any respect the Purchaser shall inform the Vendor who shall be given an opportunity to rectify or correct the same failing which (without prejudice to any claim for damages which the Purchaser may have against the Vendor) the Purchaser may by notice in writing served on the Vendor to treat the sale and purchase herein as rescinded PROVIDEDALWAYS THAT if warranties covenants undertakings or representations made by the Vendor in Clause 17 or any of them are or is incorrect through no act omission or default of the Vendor, then the Purchaser shall "not make any claim for damages against the Vendor.

18.2 The Vendor shall within seven (7) days from the date of rescission notice aforesaid refund or cause to be refunded all monies paid by the Purchaser free of interest pursuant to the terms of this Agreement and thereafter this Agreement shall be at an end and be of no further force ard effect save for the parties' rights and remedies in respect of any antecedent breached of this Agreement.

19. KNOWLEDGE OR ACQUIESCENCE

19.1 Knowledge or acquiescence by either party hereto of or in any breach of any of the conditions or covenants herein contained shall not operate as or be deemed to be waiver of such conditions or covenants or any of them and notwithstanding such knowledge or acquiescence each party hereto shall be entitled to exercise his respective rights under this Agreement and t,) require strict performance by the other of the terms and conditions herein.

20. TIME

20.1 Time wherever men1oned shall be of the essence of this Agreement.

21. NOTICE

21 .1 Any notice or request with reference to these presents shall be in writing and shall be deemed to have been sufficiently served or given for all purposes herein on the respective parties hereto if left by hand or sent by telex telegram or prepaid registered post to the party to whom it is addressed at their respective addresses above stated or to such address as or e party may notify to the other in writing or to their respective solicitors or agents duly authorised and shall in the case of a notice or request by telex telegram or prepaid registered post be deemed to have been served when it ought in the ordinary course of transmission or post to have been received. 21.2 Any notice of demand or in the course of commencement of legal proceedings shall be deemed to have been sufficiently served on the parties personally and not through their solicitors. ..

22. JOINT AND SEVERAL LIABILITY

22.1 In this Agreement where there are two or more persons included in the term "the Vendor" and/or "the Purchaser" agreements covenants terms stipulations and undertakings expressed to be made by and in favour of the Vendor and the Purchaser shall be deemed respectively~ to be made by and to be binding on and enforceable by such persons jointly and severally.

23. COSTS

23.1 The Purchaser shall pay all stamp duties, registration fees or other fees or charges payable on or incidental to the execution, completion and registration, as the case may be, of this Agreement, the Memoranda of Transfer, the conveyance herein and the lodgment and removal of the private caveat, if any. The Vendor shall pay all registration fees, or other fees c r charges if any, payable on or incidental to the discharge of Property from the Chargee.

23.2 The Purchaser furt'1er agrees to pay as and when required any additional or excess stamp duty and/or  Ienaltythat may be imposed by the Collector of Stamp Duty or such other competent authority or authorities in respect of this Agreement and/or the Memoranda of Transfer of the Property.

23.3 The parties hereto ~shall respectively bear and pay their own solicitors' fees in respect of this Agreement.

24. INTEREST

Notwithstanding an:,1hingcontained herein where one party is obliged to pay or refund any monies due hereunder within a period of time as specified hereunder that party shall refund or pay such monies within the period failing which interest on the monies to be paid or refunded or such part thereof which shall be outstanding shall be imposed at the rate of ten percent (10%) per annum calculated on a daily basis commencing on the day mmediatel~1following the expiry of the period granted up to and including the date of actual payment such interest to be paid together with the such monies to be refunded.

25. BINDING EFFECT OF AGREEMENT

25.1 This Agreement shall be binding upon the respective heirs personal representatives successors-in-title and permitted assigns of the parties hereto.

IN WITNESS WHEREOF the parties hereto the parties hereto have hereunto set their respective hand and seal the day and year first abovewritten.